Exhibit 99.1

         November 10, 2011

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES COMPLETES SALE OF
CHARLOTTESVILLE BRANCH TO BLUE RIDGE BANK

Company Also Announces Closing of Pacific Avenue Branch

Norfolk, Virginia, November 10, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that it has completed the sale of the Company’s Gateway Bank branch in Charlottesville, Virginia to Blue Ridge Bank, Inc. (“Blue Ridge”) (formerly known as The Page Valley Bank) of Luray, Virginia, a wholly-owned subsidiary of Blue Ridge Bankshares, Inc. (Pink Sheets: BRBS).  Under the definitive agreement announced on June 22, 2011, Blue Ridge purchased all deposits and selected assets associated with the Gateway Bank Charlottesville branch. The terms of the transaction were not disclosed.  The Company was advised by Sandler O'Neill & Partners, L.P. on the sale of the branch.

The Company also announced today that it has closed its Bank of Hampton Roads branch located at 3801 Pacific Avenue in Virginia Beach, Virginia.  As previously announced on July 28, 2011, the accounts and services in the Pacific Avenue branch have been transferred to the Bank of Hampton Roads’ Hilltop branch located at 1580 Laskin Road in Virginia Beach.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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